                                                                    EXHIBIT 11.1

                    THE FAILURE GROUP, INC. AND SUBSIDIARIES
                       STATEMENT REGARDING COMPUTATION OF
                              NET INCOME PER SHARE

      FOR THE QUARTERS AND SIX MONTHS ENDED JULY 4, 1997 AND JUNE 28, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   Quarters Ended(1)                  Six Months Ended(1)
                                                             -------------------------------       ---------------------------
                                                             July 4,                June 28,       July 4,            June 28,
                                                              1997                   1996           1997               1996
                                                             -------                --------       -------            --------
  Weighted average shares issued and outstanding-
     Common stock......................................       7,078                   6,526          6,940              6,580

  Common stock equivalents-options and awards(2).......         111                      92             72                 85
                                                             ------                  ------         ------             ------
  Weighted average number of common shares.............       7,189                   6,618          7,012              6,665
                                                             ======                  ======         ======             ======
  Income before extraordinary item.....................      $1,224                  $  946         $2,395             $1,592
  Extraordinary item (net of taxes of $301)............           -                    (443)             -               (443)
                                                             ------                  ------         ------             ------
  Net income...........................................      $1,224                  $  503         $2,395             $1,149
                                                             ======                  ======         ======             ======
  Income per share before extraordinary item...........      $  .17                  $  .14         $  .34             $  .24
  Extraordinary item per share.........................           -                    (.07)             -               (.07)
                                                             ------                  ------         ------             ------
  Net income per share.................................      $  .17                  $   08         $  .34             $  .17
                                                             ======                  ======         ======             ======

  __________________

  (1) The modified treasury stock method was used as shares obtainable exceeded 20% of the Common Stock outstanding at the end of the period. The assumed reduced interest expense resulting from the application of this method is immaterial.

  (2) The dilutive impact of options and awards determined using the fully-diluted calculation is not materially different from the dilutive impact represented in this statement determined using the primary calculation.